Exhibit 1.1

ASSET PURCHASE AGREEMENT

by and between

TRIBUTE PHARMACEUTICALS INTERNATIONAL INC.

and

MUTUAL PHARMACEUTICAL COMPANY, INC.

and

SUN PHARMACEUTICAL INDUSTRIES, INC.

Dated:  May 21, 2015

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 21st of May, 2015 (the “Effective Date”), by and between Tribute Pharmaceuticals International Inc., a Barbados corporation (“TRIBUTE”), Mutual Pharmaceutical Company, Inc., a Delaware corporation (“MUTUAL”) and Sun Pharmaceutical Industries, Inc., a Michigan corporation (“SUN”). (TRIBUTE and MUTUAL are individually referred to herein as a “Party,” and collectively referred to herein as the “Parties”).

Background

MUTUAL owns all right, title and interest in and to the pharmaceutical products Fibricor® and their related authorized generics,  both available in 105 mg and 35 mg tablet strengths  and markets and sells the products in the United States.  TRIBUTE desires to acquire from MUTUAL, and MUTUAL desires to sell to TRIBUTE all of its right, title and interest in and to the Fibricor® products and other assets of MUTUAL related to the Fibricor® products, including all intellectual property rights therein, all on the terms and subject to the conditions set forth in this Agreement.

MUTUAL is wholly-owned subsidiary of SUN and SUN is entering into this Agreement in order to guarantee all of MUTUAL’s obligations under this Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants set forth below, TRIBUTE and MUTUAL agree as follows:

1. Definitions and Exhibits

Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Affiliates” means, in relation to any Person, any Person that controls, is controlled by or is under common control with that Person.  For the purposes of this definition, the term “control” means (i) beneficial and/or legal ownership of at least fifty percent (50%) or more of the outstanding voting securities of a company or other business organization with voting securities (or such percentage as required under any particular jurisdiction to confer controlling powers through ownership of voting securities broadly equivalent to the controlling powers attendant on ownership of at least fifty percent (50%) or more of outstanding voting securities in a United States corporation), (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities, or (iii) the ability, whether directly or indirectly, to direct the affairs, management or policies of any such Person.

(b) “Agreement” shall have the meaning set forth in the first paragraph hereof.

(c) “Applicable Law” means any national, supra-national, foreign, federal, provincial, state or local laws, any treaties, statutes, ordinances, rules and regulations, including any rules, regulations, guidance or guidelines having the binding effect of law, or requirements of Governmental Entities, national securities exchanges or securities listing organizations, courts, tribunals, agencies other than Governmental Entities, legislative bodies and commissions that are in effect from time to time and applicable to a particular activity hereunder.

(d)  “Basket” shall have the meaning set forth in Section 13(d).

(e) “Bill of Sale” shall have the meaning set forth in Section 5(a).

(f)  “Business Day” means any day other than a Saturday or Sunday on which banking institutions in both New York, New York and Toronto, Ontario are open for business.

(g) “Cap” shall have the meaning set forth in Section 13(d).

(h) “Change of Control” means (i) the closing of the sale, transfer or other disposition of all or substantially all of a Party’s assets, (ii) the consummation of the merger or consolidation of a Party with or into another entity (except a merger or consolidation in which the holders of capital stock of such Party immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) of the voting power of the capital stock of such Party or the surviving or acquiring entity) or (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of a Party’s securities if, after such closing, such person or group of affiliated persons would hold fifty percent (50%) or more of the outstanding voting stock of such Party (or the surviving or acquiring entity).

(i) “Chargebacks” means all credits, chargebacks, reimbursements, administrative fees and other financial obligations to wholesalers and other distributors, group purchasing organizations, insurers, Governmental Entity and other institutions related to the Product.

(j) “Closing” shall have the meaning set forth in Article 4 hereof.

(k) “Closing Date” shall have the meaning set forth in Article 4 hereof.

(l) “Confidential Information” means all information that would reasonably be regarded as confidential or commercially sensitive by the Party to which the information relates or the Party (or its relevant Affiliate) to whom the information belongs, including any matter relating to or arising in connection with this Agreement, the transactions contemplated hereby or the business or affairs of the Parties and their Affiliates.  For purposes of clarity, prior to the Closing Date, the information included in the Purchased Assets shall be deemed the Confidential Information of MUTUAL, and from and after the Closing Date such information shall be deemed the Confidential Information of TRIBUTE.

(m) “Confidentiality Agreement” means the Confidential Disclosure Agreement between TRIBUTE and SUN, dated April 2, 2014.

(n) “Contract” means any agreement, contract, option, license, instrument, mortgage, lease, obligation, commitment, arrangement, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

(o) “Documentation” means any and all written information or documentation owned, controlled by or in the possession of MUTUAL or SUN relating to the Product, including, but not limited to, the Know-How and Regulatory Files.

(p) “Effective Date” shall have the meaning set forth in the first paragraph hereof.

(q)  “Excluded Assets” shall have the meaning set forth in Section 2(b).

(r)   “FDA” means the Food and Drug Administration of the United States Department of Health and Human Services.

(s) “FDA Act” means the United States Federal Food, Drug, and Cosmetic Act of 1938, as amended.

(t) “Final Court Decision” means a decision by a court on the merits whereby such court enters final judgment of invalidity, unenforceability or non-infringement of the Orange Book Listed Patents from which no appeal (other than a petition to the United States Supreme Court for a writ of certiorari) has been or can be taken.  For the avoidance of doubt, any withdrawal, settlement or dismissal of any action or dispute without a decision on the merits of the asserted patent claims (whether such dismissal is with or without prejudice, and wither or not such claims may be relitigated) shall not be deemed a Final Court Decision.

(u) “GAAP” means the common set of accounting principles, standards and procedures that companies use to compile their financial statements in the United States.

(v) “Generic Equivalent” means an A/B rated (as the term is used by the FDA) generic version of the Product.

(w) “Governmental Entity” means any: (i) federal, state, provincial, local, municipal, foreign or other government; (ii) governmental authority (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and including FDA); (iii) multi-national organization or body established under the auspices of an internationally recognized organization; or (iv) court or tribunal, in each case which has competent jurisdiction and which is legally entitled to exercise any executive, legislative, judicial, administrative, regulatory or taxing authority or power of any nature.

(x) “Gross Sales” for a particular period means the gross amount invoiced or recorded by MUTUAL as a sale to third parties in the Territory of Product shipped during such period which (i) shall not be reduced by promotional, trade or other discounts, credits for returned goods or price adjustments, rebates, Chargebacks and allowances, and (ii) shall not include freight, sales and excise taxes, value-added and other taxes, insurance premiums and duties which are billed to customers as separate items on invoices, or allowances for short shipments.

(y) “Indemnitee” shall have the meaning set forth in Section 13(c) hereof.

(z) “Indemnitor” shall have the meaning set forth in Section 13(c) hereof.

(aa) “Inventory” means the inventory of the Product and all related active pharmaceutical ingredients as set forth on Schedule 1(aa) attached hereto, each of which shall have a minimum of at least 75% of its remaining shelf-life as of Closing.

(bb) “IP Assignment” shall have the meaning in Section 5(b).

(cc) “Know-How” means all information and data, technical information, trade secrets, specifications, instructions, processes, formulae and expertise relating to the Product or to its development, registration, manufacture or use in the Territory that: (i) is known to MUTUAL or SUN as of the date of this Agreement or (ii) was developed by or on behalf of MUTUAL or obtained by MUTUAL or SUN as of the date of this Agreement  and that is currently used, or is necessary for the development, registration or commercialization of the Product, including, but not limited to, all biological, chemical, pharmacological, biochemical, technical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, pre-clinical and clinical data, instructions, processes, formulae, expertise and information, relevant to the development, registration, promotion, manufacture, use, marketing, distribution, sale or license of the Product in the Territory.

(dd) “Knowledge” means, with respect to a Party, the actual knowledge of senior officers of the Party after Reasonable Inquiry.

(ee) “Liabilities” means any and all debts, duties, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any Applicable Law, those arising under any Contract.

(ff) “Lien” means any mortgage, pledge, lien, security interest, option, restriction, encumbrance, charge or other claim of any kind.

(gg) “Losses” shall have the meaning set forth in Section 13(a) hereof.

(hh) “Material Adverse Effect” means any change, circumstance or effect that is materially adverse to the Purchased Assets, taken as a whole, but excluding any change, circumstance or effect caused by or relating to: (i) changes in general economic conditions, the financial markets or the pharmaceuticals industry generally; (ii) changes in Applicable Laws; (iii) the execution or announcement of this Agreement or the consummation of the transactions contemplated hereby; or (iv) any act of civil unrest, war or terrorism.

(ii) “MUTUAL” shall have the meaning set forth in the first paragraph hereof.

(jj)  “Net Sales” means, with respect to a specified period, the actual Gross Sales invoiced on sales of the Product by Sun and its Affiliates prior to the Closing and Tribute and its Affiliates after the Closing in either case to independent, unrelated third parties in bona fide, arm’s length transactions, less the following deductions determined in accordance with GAAP to the extent actually incurred, allowed, paid, accrued, specifically allocated, or included in the Gross Sales price invoiced with respect to such sales to third parties and not otherwise received, recovered by or reimbursed to Selling Person: (a) freight, insurance and other transportation charges to the extent added to the sales price and set forth separately as such on the total amount invoiced; (b) any sales, use, value-added, excise taxes, duties or allowances and/or government charges on the selling price of the Product which fall due and are paid as a consequence of such sale; (c) Chargebacks, trade, quantity, cash discounts and rebates actually allowed and taken to the extent customary in the trade, including managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state/provincial, local or other Governmental Entity, or their agencies or purchasers, reimbursers, or trade customers and discounts to customers, including cash coupons, vouchers and loyalty cards (and their redemption) and co-pay assistance; (d) allowances or credits, including allowances or credits to customers on account of rejection, defects or returns of the Product or because of a retroactive price reduction, including for recalls or damaged goods and billing errors; (e) commissions allowed or paid to third party distributors, brokers or agents other than sales personnel, sales representatives and sales agents employed by the Selling Person; (f) amounts payable resulting from governmental (or agency thereof) mandated rebate programs; and (g) other deductions actually taken by customers that are customary in the trade or as permitted by Applicable Law and GAAP.

(kk) “NDA” means the new drug application (022418) for the Product approved by the FDA on August 14, 2009.

(ll) “Obligated Party” shall have the meaning set forth in Section 10(a) hereof.

(mm) “Orange Book Listed Patents” means any patent that is listed for the Product in the Food and Drug Administration’s Orange Book: Approved Drug Products with Therapeutic Equivalence Evaluations as found in the printed Orange Book publication or at http://www.accessdata.fda.gov/scripts/cder/ob/default.cfm (or equivalent FDA website).

(nn)  “Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) any similar documents adopted or filed in connection with the creation, formation, or organization of a Person that is not a corporation; and (iii) any amendment to any of the foregoing.

(oo) “Owning Party” shall have the meaning set forth in Section 10(a) hereof.

(pp) “Parties” shall have the meaning set forth in the first paragraph hereof.

(qq) “Party” shall have the meaning set forth in the first paragraph hereof.

(rr) “Patents” means those patents listed in Schedule 1(rr).

(ss) “Permits” means all licenses, approvals, consents, franchises, authorizations, security clearances of, to, from or with, any Governmental Entity related to the Product.

(tt) “Permitted Liens” means:  (A) statutory Liens for Taxes that are not yet due and payable; (B) statutory Liens in favor of carriers, warehousemen, mechanics and material men, to secure claims for labor, materials or supplies and other like Liens arising in the ordinary course; (C) such other imperfections of title as do not materially detract from the value or otherwise interfere with the current use of the Purchased Assets; and (D) Liens created by or through TRIBUTE or any of its Affiliates.

(uu) “Person” means an individual, corporation, partnership, association, trust, government or political subdivision or agent or instrumentality thereof, or other entity or organization.

(vv) “Product” means all the Fibricor® pharmaceutical products, including their related authorized generics, as described in New Drug Application No. 022418 and as described in Schedule 1(vv).

(ww) “Purchased Assets” shall have the meaning set forth in Section 2(a) hereof.

(xx) “Purchase Price” shall have the meaning set forth in Section 3(a) hereof.

(yy) “Quality Agreement” means the form of Quality Agreement set forth in EXHIBIT A.

(zz) “Reasonable Inquiry” means an investigation by the senior officers of MUTUAL consisting of the investigation that a responsible person in a similarly situated company in the same industry would undertake if such individual were aware of facts or circumstances that make such investigation reasonably prudent to undertake.

(aaa) “Regulatory Approval” means marketing authorization for the Product in the Territory granted by the FDA under Applicable Law.

(bbb) “Regulatory Files” means (a) all adverse event reports and other data, information and materials relating to adverse experiences and other safety issues with respect to the Product; (b) all material correspondence between Sun and any Governmental Authority relating to the Product, including any filings, submissions, safety reports or updates, complaint files and product quality reviews and all clinical or pre-clinical data derived from clinical studies conducted or sponsored by Sun; (c) the NDA; and (d) all other records, data and material held by Sun with respect to its compliance with the FDA Act, CDAPCA, CSA, PPACA and applicable regulations issued by a Regulatory Authority (both with respect to the Product and to Sun’s activities subject to the FDA Act, CDAPCA, CSA, PPACA or the applicable regulations issued by a Regulatory Authority) as set out in Schedule 1(bbb).

(ccc)  “Required Consents” shall have the meaning set forth in Section 5(b) hereof.

(ddd)  “Selling Person” means Tribute, each of its Affiliates and each licensee, sublicensee, assignee or other grantee of rights from Tribute or any of its Affiliates or another Selling Person to develop, market or sell the Product or any Affiliates of the foregoing.

(eee) “Sun Pharma Returns Policy” means the returns policy attached as Schedule 1(eee).

(fff) “Supply Agreement” means the form of Supply Agreement as set forth in EXHIBIT B.

(ggg) “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity.

(hhh) “Tax Returns” means any return, report, information statement or claim for refund with respect to Taxes (including but not limited to statements, schedules and appendices, and other materials attached thereto), including any amendment thereof, filed or required to be filed with the U.S. Internal Revenue Service or the equivalent tax authority in another territory or any other Governmental Entity, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

(iii) “Territory” means the United States of America including Puerto Rico and all other possessions and territories.

(jjj) “Third Party Generic Equivalent” means a Generic Equivalent that is owned by a third party.

(kkk) “Third Party Generic Equivalent Permitted Launch” means the first Third Party Generic Equivalent that is approved and sold in the Territory [**]1.

(lll) “Trademarks” means the United States trademark set forth in Schedule 1(lll) attached hereto together with the goodwill connected with the use and symbolized by the foregoing.

(mmm) “Transaction Documents” means the Transition Services Agreement, IP Assignment, Bill of Sale, Quality Agreement, Supply Agreement and any other agreements, certificates or instrument delivered by the applicable Party under this Agreement.

(nnn) “Transition Date” means the earlier of the date upon which the Transition Services Agreement terminates or [**]2 the Closing Date.

(ooo) “Transition Services Agreement” means the form of Transition Services Agreement as set forth in C.

(ppp) “TRIBUTE” shall have the meaning set forth in the first paragraph hereof.

1 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.
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Exhibits. The Exhibits and Schedules form part of the operative provision of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Exhibits and Schedules. The following are the Exhibits and to this Agreement:

(i) EXHIBIT A - Quality Agreement;

(ii) EXHIBIT B - Supply Agreement;

(iii) EXHIBIT C - Transition Services Agreement;

(iv) EXHIBIT D - Bill of Sale;

(v) EXHIBIT E - Intellectual Property Assignment;

(vi) Schedule 1(aa)- Inventory;

(vii) Schedule 1(rr) - Patents;

(viii) Schedule 1(vv) - Product;

(ix) Schedule 1(bbb) - Regulatory Files;

(x) Schedule 1(eee) - Sun Pharma Returns Policy; and

(xi) Schedule 1(lll) - Trademarks.

2. Transaction.

(a) Transfer of Purchased Assets.  Subject to the terms and conditions of this Agreement, MUTUAL shall sell, assign, grant, transfer, and deliver to TRIBUTE and TRIBUTE shall purchase and accept from MUTUAL at the Closing, free and clear of all Liens, other than Permitted Liens, all of MUTUAL’s rights, title and interest in and to the Product and the Product related assets listed below (all of such purchased assets being collectively referred to as the “Purchased Assets”):

(i)	the Inventory;

(ii)	the Documentation;

(iii)	all Permits (to the extent assignable); and

(iv)
all the other intangible assets of MUTUAL related to the Product that are used in connection with MUTUAL’s ongoing commercialization of the Product including, Patents, Trademarks, Know-How, and copyrights.

(b) Excluded Assets.  All properties, assets, and rights of MUTUAL or MUTUAL’s Affiliates not specifically listed and identified in Section 2(a) (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets, shall be retained by MUTUAL (including with respect to any obligations thereunder) and shall remain the property of MUTUAL after the Closing.

(c) Transfer of Liabilities.

(i) Pre-Closing Liabilities As between TRIBUTE and MUTUAL, MUTUAL shall be solely responsible for Liabilities related to the Purchased Assets arising prior to the Closing Date or arising after the Closing Date out of circumstances that occurred before the Closing Date, whether such Liabilities are made, incurred, pending or filed, including arising from the return of Product bearing a lot number indicating the Product was sold before the Closing Date.

(ii) Post-Closing Liabilities. As between TRIBUTE and MUTUAL, subject to paragraph 2(c)(iii), TRIBUTE shall be solely responsible for Liabilities related to the Purchased Assets arising on or after the Closing Date, whether such Liabilities are made, incurred, pending or filed.

(iii) [**]3

(iv) [**]4

(d) Delivery of Tangible Purchased Assets.  As soon as practicable (and in any case within [**]5 after the Closing Date), MUTUAL shall have delivered all tangible assets included in the Purchased Assets (other than Inventory, for which title shall pass to TRIBUTE on the Closing Date but the physical Inventory shall remain at the warehouse facilities of MUTUAL and shall be governed by the terms of the Transition Services Agreement) at MUTUAL’s risk and expense.  All such tangible assets shall be shipped DAP TRIBUTE’s facility located at c/o Tribute, 9400 South Tryon Street, Charlotte, North Carolina 28273 (Incoterms 2010).  From and after the delivery of such tangible assets included in the Purchased Assets by MUTUAL or its shipper to TRIBUTE’s facilities, TRIBUTE shall bear all risk of loss for such items and shall be solely responsible for all such tangible assets included in the Purchased Assets against any such loss.

(e) TRIBUTE acknowledges and agrees that MUTUAL may retain for archival purposes and for purposes of complying with the Transaction Documents, Applicable Law and for legal and regulatory purposes, copies of any or all of the documentation that comprises the Purchased Assets.

(f) Post-Closing Expenses.  TRIBUTE shall bear and be solely responsible for all costs and expenses related to the Purchased Assets after the Closing Date, including costs of recording the assignment of the intellectual property rights in respect of the Product to TRIBUTE pursuant to the IP Assignment and related to applying for, prosecuting, maintaining, defending and enforcing intellectual property protections for any of the Purchased Assets in the Territory, regulatory matters, manufacturing and commercialization activities.

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3. Purchase Price; Allocation of Purchase Price.

(a) Purchase Price.  In consideration for the acquisition of the Purchased Assets, under Section 2(a) hereof, excluding the Inventory, TRIBUTE agrees to pay to MUTUAL an aggregate purchase price (the “Purchase Price”) of Ten Million US Dollars ($10,000,000) according to the following schedule:

(i)	Five Million Dollars ($5,000,000) on the Closing Date;

(ii)	Two Million Dollars ($2,000,000) on the date that is one hundred eighty days (180) from the Closing Date; and

(iii)	Three Million Dollars ($3,000,000) on the date that is three hundred sixty five days (365) from the Closing Date.

All payments will be payable by wire transfer of immediately available funds in accordance with wire transfer instructions of MUTUAL which shall be provided in writing to TRIBUTE prior to the Closing Date, subject to Section 3(c). TRIBUTE shall have the right to make either of the payments referred to in Section 3(a)(ii) and 3(a)(iii) on a date that is earlier than the due date for such payments.

(b) Milestone Payments.  TRIBUTE agrees to pay milestone payments based on Net Sales to MUTUAL according to the following schedule:

Net Sales Milestone	Milestone Payment (USD)
First calendar year to achieve $[**]6 in Net Sales	$[**]7
First calendar year to achieve $[**]8 in Net Sales	$[**]9
First calendar year to achieve $[**]10 in Net Sales	$[**]11

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(i)	Milestone Conditions.

(A)
All milestone payments are payable only once and only one such payment is payable in any calendar year.  Each milestone payment will be payable by TRIBUTE to MUTUAL within ninety (90) days following the end of the calendar quarter in which the Net Sales milestone was achieved.

(B)	TRIBUTE shall be obligated to pay milestone payments only until a Third Party Generic Equivalent Permitted Launch.

(c) Royalty.  TRIBUTE agrees to pay royalties on Net Sales as follows:

Royalty Rate	Net Sales in Calendar Year (USD)
[**]12%	[**]13
[**]14%	[**]15
[**]16%	[**]17

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(i) Such royalty payments will be made [**]18 following the end of calendar quarter in which the Net Sales occurred. Each payment of Royalties shall be accompanied by a statement setting forth the amount of Gross Sales and Net Sales for the quarter in sufficient detail to confirm the accuracy of the payment made.

(ii) TRIBUTE shall be obligated to pay (and such obligations shall continue to any of TRIBUTE’s sucessors, assignees, transferees, or any other party that TRIBUTE may transfer any rights or the Purchased Assets to, and its such successors, assigns and transferees) milestone and royalty payments only until the earlier of (a) a Third Party Generic Equivalent Permitted Launch, or (b) upon expiry of the last to expire of the Orange Book Listed Patents. All Royalty and Milestone payments shall be made in United States Dollars by wire transfer to an account designated in writing by MUTUAL (or if not so designated, then by certified or official bank check payable in immediately available funds), free and clear of any taxes or encumbrances.

(iii) The Parties acknowledge that due to the competitive nature of the pharmaceutical market in the Territory, there is no guarantee that any royalty or milestone payment will be made.

(d) Audit Rights. TRIBUTE shall maintain, and shall require its Affiliates, distributors and licensees to maintain, books and records which accurately reflect the sales, costs and other figures needed to calculate and confirm the Net Sales, Milestone payments and Royalty payments, including but not limited to the number of units sold, for a period of 5 years after the end of the period to which they relate. MUTUAL and/or SUN shall have the right, at its own expense, by an accountant or other authorized representative to inspect, audit and copy such books and records no more than once every 12 months. In the event that the inspection determines that any amount due to MUTUAL or SUN shall have been underpaid, TRIBUTE shall promptly make the appropriate payments or refunds to correct such underpayment. If the amount of the underpayment was by 5% or more, TRIBUTE shall be responsible to reimburse MUTUAL or SUN for the cost of the inspection audit.

(e) [**]19

(f) Purchase Price of Inventory.  In consideration for the acquisition of the Inventory, under Section 2(a)(i) hereof, TRIBUTE agrees to pay to MUTUAL the prices for the Inventory set forth on Schedule 1(aa), which prices reflect MUTUAL‘s cost [**]20. For greater certainty, TRIBUTE will be provided with an opportunity to conduct a physical count of the Inventory on the Closing Date prior to making any payment for the Inventory.

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20 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

4. Closing.  The closing shall take place in person or by facsimile or other electronic means after all the conditions and obligations set forth in Articles 5 and 6 below are fulfilled or waived (as applicable), and shall be held on such date thereafter as the Parties mutually agree (such event, the “Closing” and such date, or such later date on which the Closing occurs, the “Closing Date”), provided, however, the Parties shall use commercially reasonable efforts to effectuate the Closing on or before May 21, 2015.  The Closing shall be effective at 8:30 a.m. on the Closing Date.

5. Conditions Precedent to TRIBUTE’s Obligation to Close; MUTUAL Closing Deliverables.  The obligations of TRIBUTE to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions and deliverables (any one or more of which may be waived in whole or in part by TRIBUTE in TRIBUTE’s sole discretion):

(a) Valid Title.  MUTUAL shall transfer valid title to the Purchased Assets to TRIBUTE and shall deliver the bill of sale substantially in the form attached hereto as EXHIBIT D (the “Bill of Sale”).

(b) Assignments and Required Consents.  MUTUAL shall deliver to TRIBUTE the Intellectual Property Assignment Agreement substantially in the form attached hereto as EXHIBIT E (the “IP Assignment”) and the parties agree to execute any other documents and/or to take any other such actions as may be reasonably necessary to give effect to the IP Assignment and or to record at the applicable patent or trademark office in the Territory the IP Assignment.  Such assignments shall be duly executed by parties having the authority to so assign or consent to assign.

(c) Transaction Documents.  MUTUAL shall deliver to TRIBUTE duly executed copies of the Transaction Documents.

(d) Secretary’s Certificate.  MUTUAL shall deliver to TRIBUTE a certificate of the Secretary of MUTUAL certifying (i) the Certificate of Incorporation of MUTUAL in effect at the Closing, (ii) a certificate issued by the Secretary of State of the State of Delaware as to the good standing of MUTUAL in such jurisdiction, and (iii) copies of resolutions by the Board of Directors of MUTUAL authorizing and approving this Agreement and the transactions contemplated hereby.

(e) Liens.  MUTUAL shall deliver to TRIBUTE evidence reasonably satisfactory to TRIBUTE of the termination and release of all Liens on all the Purchased Assets, other than Permitted Liens.

(f) Inventory Count.  TRIBUTE will be provided with a physical count inventory report regarding the count of the Inventory on the Closing Date.

(g) Other.  MUTUAL shall deliver to TRIBUTE such other bills of sale, assignments, deeds, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by TRIBUTE, each in form and substance satisfactory to TRIBUTE dated the Closing Date and duly executed by MUTUAL.

6. Conditions Precedent to MUTUAL’s Obligation to Close; TRIBUTE Closing Deliverables.  The obligations of MUTUAL to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions and deliverables (any one or more of which may be waived in whole or in part by MUTUAL in MUTUAL’s sole discretion):

(a) Payment.  TRIBUTE shall deliver to MUTUAL the payment on the terms set forth in Section 3(a)(i) hereof.

(b) Transaction Documents.  TRIBUTE shall deliver to MUTUAL duly executed copies of the Transaction Documents.

(c) Secretary’s Certificate.  TRIBUTE shall deliver to MUTUAL a certificate of the Secretary of TRIBUTE certifying (i) the Certificate of Incorporation of TRIBUTE in effect at the Closing, (ii) the Articles and Memorandum of Association of TRIBUTE in effect at the Closing, (iii) a certificate of good standing issued by the registrar of companies in Barbados as to the good standing of TRIBUTE in such jurisdiction, (iv) copies of resolutions by the Board of Directors of TRIBUTE authorizing and approving this Agreement and the transactions contemplated hereby (v) TRIBUTE’s officers executing this Agreement and the Transaction Documents to be executed and delivered by TRIBUTE pursuant to this Agreement are incumbent officers and the specimen signatures on such certificates are their genuine signatures.

7. Representations and Warranties of MUTUAL.  MUTUAL hereby represents and warrants to TRIBUTE except as would not be expected to have a Material Adverse Effect on the activities of the Parties hereunder, as a whole, as of the Effective Date:

(a) Organization, Standing and Power.  MUTUAL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  MUTUAL has full corporate power and authority and the legal right to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by MUTUAL pursuant the terms of this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby.

(b) Authority.  The execution and delivery of this Agreement and the Transaction Documents by MUTUAL, the performance by MUTUAL of its obligations hereunder and thereunder, and the consummation by MUTUAL of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the board of directors of MUTUAL and no other act or proceeding on the part of or on behalf of MUTUAL is necessary to approve the (i) execution and delivery of this Agreement and the Transaction Documents contemplated hereby and thereby, (ii) performance by MUTUAL of its obligations hereunder and thereunder, and (iii) consummation of the transactions contemplated hereby and thereby.  The signatory officer of MUTUAL has the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by MUTUAL pursuant hereto and thereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by MUTUAL pursuant to the provisions hereof and thereof.

(c) Absence of Certain Changes or Events.  Since February 5, 2013, through the Effective Date, neither Sun Pharmaceutical Industries, Inc. nor MUTUAL has:

(i)	sold the Product to wholesalers and distributors outside of its past practices.

(ii)
engaged in any practice with the intent of increasing the levels of inventory of the Product outside of the ordinary course of business and in anticipation of entering into this Agreement or any similar transaction with respect to the Products; or

(iii)
sold, licensed, leased subleased, encumbered, assigned or otherwise disposed of, or entered into any Contract to sell, license, lease, encumber, assign or otherwise dispose of, any of the Purchased Assets, other than sales or returns of obsolete or surplus equipment in the ordinary course of business.

(d) Execution and Binding Effect.  This Agreement and the Transaction Documents to which MUTUAL is a party have been duly and validly executed and delivered by MUTUAL and constitute, and the other agreements and instruments to be executed and delivered by MUTUAL pursuant hereto, upon their execution and delivery by MUTUAL, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by TRIBUTE), legal, valid and binding agreements of MUTUAL, enforceable against and by MUTUAL in accordance with their respective terms, (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(e) Bankruptcy.  MUTUAL has not made an assignment in favour of its creditors, made a proposal in bankruptcy to its creditors or any class thereof, had any petition for a receiving order presented in respect of it, or made or had done anything similar to the foregoing.  MUTUAL has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution.  No receiver has been appointed in respect of MUTUAL or any of the Purchased Assets and no execution or distress has been levied upon any of the Purchased Assets.  MUTUAL will not be insolvent within the meaning of any Applicable Law after giving effect to the transactions contemplated by this Agreement.

(f) Consents and Approvals of Governmental Entities.  There is no requirement applicable to MUTUAL to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by MUTUAL of the transactions contemplated by this Agreement.

(g) No Violation.  Neither the execution, delivery and performance of this Agreement and the Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, will (i) conflict with, violate or result in any breach of the terms, conditions or provisions of the Organizational Documents of MUTUAL (ii) conflict with or result in a violation or breach of, or constitute a default or require the consent of any Person (other than the Required Consents required pursuant to Section 5(b) hereof), or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract to which MUTUAL is a party or by which MUTUAL or any of its interests in the Purchased Assets may be bound, which, in each case, would reasonably be expected to have a Material Adverse Effect on the Purchased Assets, or (iii) violate any Applicable Law which would reasonably be expected to have a Material Adverse Effect on the Purchased Assets.

(h) Title to Assets.  MUTUAL holds good and marketable title in and to all of the Purchased Assets free and clear of any Liens except for Permitted Liens and has the complete and unrestricted power and the unqualified right to sell, assign and deliver such Purchased Assets to TRIBUTE.  Upon consummation of the transactions contemplated by this Agreement, TRIBUTE will acquire good and marketable title in and to the Purchased Assets free and clear of any Liens, other than Permitted Liens.  No written notice of any violation of any Applicable Law relating to any of the Purchased Assets has been received by MUTUAL.

(i) Intellectual Property.

(i)
Schedule 1(lll) hereto contains a complete and accurate list of all trademark registrations owned by MUTUAL in the United States relating to the Product, and all of the same are unexpired and subsisting and have not been abandoned, cancelled, or dedicated to the public.

(ii)
Schedule 1(rr) hereto contains a complete and accurate list of all patents owned by MUTUAL in the Territory relating to the Product, and all of the same are unexpired and subsisting and have not been abandoned, cancelled, or dedicated to the public.

(iii)
To MUTUAL’s Knowledge (i), the making, having made, using or selling of the Product does not infringe any issued patent owned by a third party, (ii) the Trademarks as used in the advertising, marketing, offer for sale and/or sale of the goods set forth in the goods and services description for each, do not infringe any registered trademark in the Territory owned by a third party and (iii) none of MUTUAL or SUN have received any written or other notice from a third party that the making, having made, using or selling of the Product, as conducted by MUTUAL or SUN prior to the Closing Date, if applicable, infringes the intellectual property rights of any third party.

(iv)
MUTUAL has taken and/or adopted commercially reasonable procedures, systems and policies to maintain each Patent and Trademark and to safeguard and maintain secret and confidential the relevant Know-How that they own or use, where appropriate.

(v)
There is no proceeding pending against MUTUAL or SUN regarding the Products or, to MUTUAL’s Knowledge, threatened against MUTUAL or SUN  regarding the Products, at law or in equity or by or before any Governmental Entity that challenges, or may have the effect of preventing, delaying or making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

(vi)	MUTUAL has not put any third party on written notice that such third party is infringing upon or is otherwise violating or misappropriating MUTUAL’s Patents, Trademarks or its Know-How.

(vii)	MUTUAL does not own any existing patents or pending patent applications related to the Product other than those identified in Schedule 1(rr).

(j) Regulatory Matters.

(i)
To MUTUAL’s Knowledge, the Product has been tested, manufactured, supplied, promoted, distributed, marketed, commercialized, stored, and sold, as applicable, by MUTUAL and SUN, in compliance in all material respects with all Applicable Laws. The Product  is not adulterated or misbranded within the meaning of the FDA Act or any similar governmental act or Applicable Law of any jurisdiction.

(ii)
To MUTUAL’s Knowledge, MUTUAL has made available to TRIBUTE complete and correct copies of : (i) the NDA and each Investigational New Drug application (“IND”) submitted by or on behalf of MUTUAL to the FDA with respect to the Product; (ii) all other material documents, correspondence, filings or other communications submitted to a Governmental Entity by or on behalf of MUTUAL or received from a Governmental Entity by or on behalf of MUTUAL, in each case, with respect to the Products, (iii) all material scientific, clinical and safety data of MUTUAL with respect to the Products; and (iv) all audit reports performed by MUTUAL or on its behalf to assess MUTUAL’s compliance with Applicable Laws.

(iii)
With respect to the Product, MUTUAL has not received in the last 12 months, nor is there any pending or outstanding: [**]21, have been received by MUTUAL from the FDA or any other Governmental Entity relating to the Products, or any facility in which the Products are manufactured, packaged or stored, and that assert ongoing material lack of compliance with any such Applicable Laws by MUTUAL.

21 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

(iv)
There is no proceeding pending or, to MUTUAL’s Knowledge, threatened in writing against MUTUAL that would reasonably be expected to result in the exclusion of MUTUAL from any third party payment program in  which they participate.

(v)
To MUTUAL’s Knowledge, no director, officer, employee or agent of MUTUAL: (A) has been convicted of any crime or engaged in any conduct for which debarment or similar punishment is mandated or permitted by 21 U.S.C. § 335a(a) or any similar Laws or authorized  by 21 U.S.C. § 335a(b) or any similar Laws; and (B)  has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Laws.

(k) Maintenance Fees.  All maintenance and similar fees in respect of any Purchased Assets that are due and payable prior to the Closing have been paid in full.

(l) No Broker or Finder.  Except for Velocity Health, Mutual and SUN have not  retained any broker or finder or incurred any liability for any brokerage fee, commission or finder’s fee in connection with the transactions contemplated by this Agreement.

(m) No Royalty.  MUTUAL is not required to pay any royalty or other payment to any Person with respect to the use, sale of, or practice of any of the Purchased Assets.

(n) Inventory.  The Inventory listed on Schedule 1(aa) are all of the lots of the Product and the related active pharmaceutical ingredient that are used or usable by MUTUAL or SUN and all Inventory shall have a minimum of at least 75% of its remaining shelf-life as of the Closing Date.

(o) Sales. The following table fully and accurately sets out the Gross Sales and Net Sales of the Product in the Territory for the past three full calendar years based on the accounting principles of MUTUAL in effect at the time of the respective sales:

Year	Gross Sales	Net Sales
2012	$[**]22	$[**]23

22 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.
23 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

2013	$[**]24	$[**]25
2014	$[**]26	$[**]27

(p) Insurance. The Inventory is insured against loss or damage in an amount and with such coverages that MUTUAL deems sufficient, acting in a reasonable and prudent manner. MUTUAL is not, and at the Closing Date, MUTUAL will not be, in default with respect to any of the provisions contained in any such insurance policy and has not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion.

(q) Compliance with Applicable Laws. During the 12 month period prior to the Effective Date, the sales and distribution of the Product have been in material compliance with all Applicable Laws, including without limitation, those of the FDA.

(r) Manufacturing. During the 12 month period prior to the Effective Date, the Product has been manufactured by MUTUAL in material compliance with Applicable Law, including the Act and cGMP, and the Regulatory Approval.  During the 12 month period up to the Effective Date, neither MUTUAL, nor, to MUTUAL’s Knowledge, any employee or agent of MUTUAL, has made on behalf of MUTUAL any material false statements or material omissions in any application or other submission to the FDA or other Governmental Entity relating to the Product or the Purchased Assets.

(s) Governmental Entity Agreements. MUTUAL has not entered into any settlement agreement, corporate integrity agreement, or similar agreement with any Governmental Entity relating to the Product or the Purchased Assets that would be binding on TRIBUTE or under which TRIBUTE would have any payment, reporting, or other obligations to any Governmental Entity.

(t) Product Recalls. During the last 12 months prior to the Closing Date, there has not been any product recall, dear doctor letter or market withdrawal or replacement conducted by or on behalf of MUTUAL concerning the Product in the Territory as a result of any alleged defect in the Product in the Territory. During the 12 months prior to the Closing Date, MUTUAL has not received any written notice that any Governmental Entity has commenced or threatened to initiate, any action to request a recall  of the Product in the Territory, or commenced, or threatened to initiate, any action to enjoin production at any facility at which the Product is Manufactured for distribution in the Territory.  MUTUAL has made available to TRIBUTE true and correct summary reports regarding material complaints and notices of alleged defect or adverse reaction with respect to the Product in the Territory that have been received in writing by MUTUAL during the 12 months up to the Closing Date.  During the 12 month period up to the Closing Date, MUTUAL has not received any written notice that the FDA or any other Governmental Entity has (i) commenced, or threatened to initiate, any action to enjoin the commercialization of the Product in the Territory or (ii) commenced, or threatened to initiate, any action to enjoin the commercialization of the Product in the Territory.

24 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.
25 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.
26 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.
27 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

(u) Regulatory Approvals. MUTUAL possesses, or has a right of reference to, all material Regulatory Approvals necessary to conduct the ongoing commercialization of the Product as currently conducted in the Territory.  MUTUAL is not, and during the period up to the Closing Date has not been, in violation of the terms of any Regulatory Approvals.  MUTUAL has not previously sold, licensed, or transferred in any manner, in whole or in part, the Regulatory Approvals.

(v) No Settlement Agreements.  Mutual has not attempted to, nor is it in the process of entering into any settlement agreement or other agreements with a third party pharmaceutical company with respect to the Product (for example a pay for delay agreement).

(w) Exclusive Representations and Warranties.  Other than the representations and warranties set forth in this Article 7, neither MUTUAL nor SUN is making, or has made, any other representations or warranties, express or implied, either written or oral, with respect to the Products and the Purchased Assets or any other matter, including: (i) any warranty as to the accuracy or completeness of any information regarding the Purchased Assets; (ii) of merchantability of fitness for a particular purpose; (iii) infringement or misappropriation of third party rights; or (iv) any information, documents or material made available to TRIBUTE, management presentations or any other documents (including those relating to future revenue, profitability or success with the Purchased Assets), and all such warranties are disclaimed.

8. Representations and Warranties of TRIBUTE.  TRIBUTE hereby represents and warrants to MUTUAL except as would not be expected to have a Material Adverse Effect on the activities of the Parties hereunder, as a whole, as of the Effective Date:

(a) Organization.  TRIBUTE is a corporation duly organized, validly existing and in good standing under the laws of Barbados.  TRIBUTE has full corporate power and authority and the legal right to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by TRIBUTE pursuant the terms of this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby.

(b) Authority.  The execution and delivery of this Agreement and the Transaction Documents by TRIBUTE, the performance by TRIBUTE of its obligations hereunder and thereunder, and the consummation by TRIBUTE of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the Board of Directors of TRIBUTE, and no other act or proceeding on the part of TRIBUTE or its shareholders is necessary to approve the (i) execution and delivery of this Agreement and the Transaction Documents contemplated hereby and thereby, (ii) performance by TRIBUTE of its obligations hereunder and thereunder, and (iii) consummation of the transactions contemplated hereby and thereby.  The signatory officer of TRIBUTE has the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by TRIBUTE pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by TRIBUTE pursuant to the provisions hereof and thereof.

(c) Execution and Binding Effect.  This Agreement and the Transaction Documents to which TRIBUTE is a party have been duly and validly executed and delivered by TRIBUTE and constitutes, and the other agreements and instruments to be executed and delivered by TRIBUTE pursuant to the terms of this Agreement, upon their execution and delivery by TRIBUTE, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by MUTUAL, legal, valid and binding agreements of TRIBUTE, enforceable against and by TRIBUTE in accordance with their respective terms, (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d) Bankruptcy.  TRIBUTE has not made an assignment in favour of its creditors, made a proposal in bankruptcy to its creditors or any class thereof, had any petition for a receiving order presented in respect of it, or made or had done anything similar to the foregoing.  TRIBUTE has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution.  No receiver has been appointed in respect of TRIBUTE.  TRIBUTE will not be insolvent within the meaning of any Applicable Law after giving effect to the transactions contemplated by this Agreement.

(e) Consent and Approvals.  There is no requirement applicable to TRIBUTE to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by TRIBUTE of the transactions contemplated by this Agreement.

(f) No Violation.  Neither the execution, delivery or performance of this Agreement and the Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, will (i) conflict with, violate or result in any breach of the terms, conditions or provisions of the Organizational Documents of TRIBUTE, (ii) conflict with or result in a violation or breach of, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which TRIBUTE is a party or by which TRIBUTE or any of its properties or assets may be bound, which, in each case, would reasonably be expected to have a Material Adverse Effect on its business or properties, or (iii) violate any Applicable Law which would reasonably be expected to have a Material Adverse Effect on its business or properties.

(g) No Broker or Finder.  Tribute or its Affiliates have not retained any broker or finder or incurred any liability for any brokerage fee, commission or finder’s fee in connection with the transactions contemplated by this Agreement.

(h) Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to TRIBUTE’s Knowledge, threatened against or any Affiliate of TRIBUTE that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(i) Sufficiency of Funds.  TRIBUTE has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

(j) Independent Investigation.  TRIBUTE has relied solely upon its own investigation and the express representations and warranties of MUTUAL in Section 7 of this Agreement; and neither MUTUAL its Affiliates, nor any other Person has made any representation or warranty to TRIBUTE regarding the Purchased Assets, except as set forth in Section 7.

9. Post-Closing Covenants of the Parties.

(a) Post-Closing Cooperation.

(i)
Upon the terms and subject to the conditions hereof, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated hereby.  In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or the Transaction Documents, each Party shall use reasonable efforts to promptly take all such action.  Without limiting the foregoing, MUTUAL shall, from time to time, execute and deliver all such other and further materials and documents and instruments of conveyance, transfer or assignment as may be reasonably requested by TRIBUTE to effect, record or verify the transfer to, and vesting in TRIBUTE of, all of MUTUAL’s right, title and interest in and to the Purchased Assets, free and clear of all Liens, other than Permitted Liens in accordance with the terms of this Agreement.

(ii)	After the date hereof, MUTUAL shall consult with TRIBUTE prior to making any filings with, or having any communications with, any Governmental Entity with respect to the Product in the Territory.

(b) Post-Closing Retention of Copies.  The Parties agree to retain or cause to be retained all books and records pertinent to the Purchased Assets relating to Tax matters until the expiration of the applicable period for assessment under Applicable Law and, if relating to other than Tax matters, for the period specified under such retaining Party’s document retention policy or, if longer, the longest period specified under Applicable Law.  Notwithstanding anything to the contrary contained in this Agreement, MUTUAL may retain and use archival copies of all documents or materials conveyed hereunder to the extent (i) required to remain in the possession of MUTUAL pursuant to Applicable Law or (ii) necessary or appropriate for MUTUAL to perform and discharge all of its respective liabilities or obligations related to the Purchased Assets.

(c) Use of Trademarks.  MUTUAL on behalf of itself and its Affiliates, hereby authorizes TRIBUTE to use the trademarks that appear on the Inventory solely in connection with the marketing, sale and/or distribution of the Inventory in the Territory until such Inventory is exhausted. Except as contemplated in the previous sentence with respect to the Inventory, TRIBUTE will not make any reference to MUTUAL or its Affiliates or their trademarks on any printed material, including but not limited to Product labeling, carton and leaflet except (i) as permitted by their Agreement or the Transaction Documents; (ii) for making reference for historical referencing purposes (subject to the prior written consent of MUTUAL to such use, such consent not to be unreasonably withheld or delayed); (iii) where required by Applicable Law; or (iv) where approved by MUTUAL or its Affiliate in writing prior to use.  TRIBUTE agrees that it shall not, directly or indirectly, do, omit to do, or permit to be done any act that will or may dilute the trademarks of MUTUAL and its Affiliates or tarnish or bring into disrepute the reputation of or goodwill associated with those trademarks of MUTUAL of its Affiliates or will or may invalidate or jeopardize any registration of those trademarks.  TRIBUTE acknowledges and is familiar with the high standards, quality, style and image of MUTUAL and its Affiliates, and TRIBUTE shall, at all times, conduct its business and use the trademarks in a manner consistent with these standards, quality, style and image.

(d) Transfer of Regulatory Files.  As soon as practicable after the Closing but no later than [**]28 thereafter, the parties shall file with any relevant Governmental Entity, including, without limitation, the FDA, the information required to transfer the Regulatory Files from MUTUAL to TRIBUTE and the parties agree to take any and all other action required by any Governmental Entity to effect the transfer of the Regulatory Files as are necessary to consummate the transactions contemplated by this Agreement so as to preserve all rights of, and benefits to, TRIBUTE in the Purchased Assets.

(e) Insurance.  For all occurrence-based policies, MUTUAL (either individually or through one or more broader policies with its Affiliates) shall maintain in effect either; (i) insurance, or (ii) a program of self-insurance, it believes is sufficient against casualty or products liability to cover the Inventory for a period of [**]29 after the Closing Date.

(f) Assignment.  If any of the Contracts or other assets included in the Purchased Assets is not assignable or transferable either by virtue of the provisions thereof or under Applicable Law without the consent of some other Person, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof, and TRIBUTE shall not assume the obligations of MUTUAL thereunder.  If any such consent is not obtained prior to Closing, MUTUAL shall use commercially reasonable efforts to provide TRIBUTE the benefits of any such agreement or Contract requiring consent.  Notwithstanding the foregoing, MUTUAL shall use commercially reasonable efforts to obtain any such consent not previously obtained as soon as practicable after the Closing.

28 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.
29 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

(g) New NDC Number.   TRIBUTE shall be solely responsible for obtaining, within [**]30 of the Closing Date, a new NDC number for the Product.

(h) [**]31

10. Confidentiality and Non-Compete.

(a) Treatment of Confidential Information.  Except as expressly provided in this Agreement, neither MUTUAL nor TRIBUTE (the “Obligated Party”) shall use or reveal or disclose to third parties any Confidential Information of the other Party (the “Owning Party”), nor shall the Obligated Party use any Confidential Information of the Owning Party, without first obtaining the prior consent of the Owning Party.  The foregoing non-use and non-disclosure obligations shall not apply to Confidential Information of the Owning Party that the Obligated Party can prove by competent written evidence: (i) is or becomes in the public domain other than through the default of the Obligated Party or any of its Affiliates or any of their permitted recipients of such Confidential Information, (ii) is already legitimately in the possession of the Obligated Party, (iii) is disclosed to the Obligated Party by a third party having the right to do so, or (iv) is subsequently and independently developed by employees, agents, consultants, or third parties on behalf of the Obligated Party or Affiliates thereof who had no knowledge of such Confidential Information; provided that, with respect to Confidential Information related to the Purchased Assets that was the Confidential Information of MUTUAL before the Closing and that became the Confidential Information of TRIBUTE after the Closing as provided in definition of the term “Confidential Information,” none of the foregoing exceptions (other than (i) and (iii)) shall apply.  The Obligated Party may disclose Confidential Information of the Owning Party to the Obligated Party’s Affiliates, collaborators, employees, consultants or agents who reasonably require such access and who are bound by non-use and non-disclosure obligations at least as restrictive as those contained in this Agreement.  In any event, the Obligated Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own, but no less than reasonable care, to ensure that its employees, consultants and agents do not disclose or make any unauthorized use of the Confidential Information of the Owning Party.  The Confidential Information, and all copies of part or all thereof, shall be and remain the exclusive property of the Owning Party, and the Obligated Party shall acquire only such rights as are expressly set forth in this Agreement and only for as long as such rights are in effect.

30 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.
31 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

(b) Authorized Disclosure.

(i)
Notwithstanding any other provision of this Agreement, each Obligated Party may disclose Confidential Information of the Owning Party: (a) in response to a valid, competent and binding order of a Governmental Entity; (b) if required by law or regulation; provided, however, that in the case of (a) and (b) the Obligated Party shall first have, to the extent legally permitted, given reasonable prior notice to the Owning Party of such pending disclosure and shall have, to extent reasonably requested by and at the sole expense of the Owning Party, made a reasonable effort to obtain a protective order, or to cooperate with the Owning Party’s efforts, as applicable, to obtain a protective order limiting the extent of such disclosure and requiring that the Confidential Information so disclosed be used only for the purposes for which such order was issued or as required by such law or regulation; (c) to the extent and to the Persons required by rules of any applicable stock exchange or securities regulatory authority; or (d) as necessary to prosecute or defend litigation, including litigation between the Parties, or otherwise establish rights or enforce obligations pursuant to procedures, if any, described in this Agreement, but only to the extent that any such disclosure is necessary for such purposes.  Notwithstanding the preceding sentence or Section 10(c) hereof, either Party shall be free to disclose, without the other Party’s prior consent, the existence of this Agreement, the identity of the other Party and other information relating to the transactions contemplated hereunder that is required to be disclosed under applicable securities laws and other Applicable Law. Any Obligated Party (and any employee, representative, or other agent of any Obligated Party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided however, that no Obligated Party will be permitted to disclose such tax treatment or tax structure to the extent that such disclosure would constitute a violation of Applicable Law.   For the purposes of this Section 10(b), (y) the “tax treatment” of a transaction means the purported or claimed federal, provincial or state income tax treatment of the transaction, and (z) the “tax structure” of a transaction means any fact that may be relevant to understanding the purported or claimed federal, provincial or state income tax treatment of the transaction.  Thus, for the avoidance of doubt, the Obligated Parties acknowledge and agree that the tax treatment and tax structure of any transaction does not include the name of any Owning Party to a transaction or any sensitive business information (including the name and other specific information about any Owning Party’s intellectual property or other proprietary assets) unless such information may be related or relevant to the purported or claimed federal income tax treatment of the transaction.

(ii)
Notwithstanding the foregoing prohibition on disclosure of the Confidential Information, the Obligated Party may disclose the terms of this Agreement in accordance with Section 10(b)(i) hereof or, in the event that the terms of this Agreement have not previously been disclosed in accordance with Section 10(b)(i) hereof, to: (A) third parties for due diligence purposes or similar investigations in connection with corporate financing transactions, as long as such disclosure is made under confidentiality obligations substantially as protective as those of this Article 10; (B) any Affiliates or permitted licensees or sublicensees, as long as such disclosure is made under such confidentiality obligations; and (C) any third party in connection with any proposed assignment in accordance with Section 15(c) hereof, as long as such disclosure is made under such confidentiality obligations.

(c) Public Announcements.  It is understood that one or both of the Parties may issue a press release announcing the signing of this Agreement or TRIBUTE’s proposed activities hereunder only after obtaining the mutual written agreement of the Parties as to the content of such release.  The Parties shall consult with each other reasonably and in good faith with respect to the text and timing of any such press release prior to the issuance thereof.

(d) Termination of Prior Confidentiality Agreement.  This Agreement supersedes the Confidentiality Agreement, but only insofar as the Confidentiality Agreement relates to the subject matter of this Agreement.  All Confidential Information (as defined in the Confidentiality Agreement) exchanged between the Parties under the Confidentiality Agreement relating to the subject matter of this Agreement shall be deemed Confidential Information hereunder and shall be subject to all the terms of this Agreement (including the change in the ownership of Confidential Information with respect to the Purchased Assets as provided in the definition of the term Confidential Information as set forth herein).

(e) Non-compete.  MUTUAL and its Affiliates shall not develop, have developed, sell, have sold, or otherwise commercialize any Generic Equivalent in the Territory [**]32.

11. Transfer Taxes.  All transfer, excise, sales, use, value added, registration, stamp, recording, documentary, conveyancing, and similar Taxes and fees (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by TRIBUTE, provided that Transfer Taxes shall not include any amount of income taxes of MUTUAL or amounts withheld on account of MUTUAL’s income tax including the amount withheld under Section 3(c) of this Agreement.  TRIBUTE shall accurately and timely file all required Tax Returns and other documentation with respect to such Transfer Taxes.

12. Survival of Representations, Warranties and Covenants.  The representations and warranties of each Party to this Agreement will survive the Closing and continue in full force and effect for a period of [**]33 after the Closing Date except for the representations and warranties set forth in Section 7(a) (Organization), Section 7(b) (Authority), Section 7(g) (No Violation), Section 7(h) (Title to Assets),, Section 8(a) (Organization), Section 8(b) (Authority), 8(g) (Brokers),8(h) (Legal Proceedings) and 8(j) (Independent Investigation) shall survive the Closing for a period of [**]34 after the Closing Date.   None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing Date for the period contemplated by its terms. Notwithstanding the foregoing, if, with respect to any of the representations and warranties, any indemnified Party under Section 13 hereof delivers to the indemnifying Party under Section 13 hereof a written notice alleging in good faith the existence of a breach of any of said representations and warranties made by the indemnifying Party within the applicable survival time period (and setting forth in reasonable detail the basis for such indemnified Party’s belief that such a breach may exist) and asserting in good faith a claim for recovery under Section 13 hereof based on such alleged breach, then said representation or warranty underlying the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.  For the avoidance of doubt, neither Party will have liability (for indemnification or otherwise) with respect to any representation or warranty in this Agreement unless, on or before the applicable survival time period, a Party notifies the other Party making such representation or warranty in writing of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Party delivering notice.  Nothing in this Section 12 will limit any remedy a Party may have against any person for fraud in connection with this Agreement and the transactions contemplated hereby under applicable tort laws.

33 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.
34 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

13. Indemnification; Notice of Breach; Right to Setoff.

(a) TRIBUTE’s Indemnification.  TRIBUTE shall protect, defend, indemnify and hold harmless MUTUAL, its subsidiaries, and their officers, directors, employees, successors and assigns from and against any losses, damages and expenses (including reasonable counsel fees, costs and expenses incurred in investigating and defending against the assertion of such liabilities) (collectively, “Losses”) that may be sustained, suffered or incurred by MUTUAL or its Affiliates and their respective officers, directors, employees, successors and assigns and which (i) are related to any breach by TRIBUTE of its representations, warranties, or covenants in this Agreement, (ii) arise out of TRIBUTE’s use or ownership of the Purchased Assets on or after the Closing Date, (iii) relate to liability for any Taxes under Internal Revenue Service or United States Department of Treasury Regulations with respect to the transfer of the Purchased Assets; and (iv) arise out of any third party claims against the Product or the Purchased Assets or against MUTUAL or its Affiliates in respect of any matter thereof arising out of or related to events occurring after the Closing Date including, but not limited to, any product liability claims. Notwithstanding the foregoing, Tribute shall have no indemnification obligations with respect to any third party claims in connection with product liability claims arising from the manufacturing of the Products that comprise the  Inventory.

(b) MUTUAL’s Indemnification.  MUTUAL shall protect, defend, indemnify and hold harmless TRIBUTE and its Affiliates, and their respective officers, directors, employees, successors and assigns from and against any Losses that may be sustained, suffered or incurred by TRIBUTE and its officers, directors, employees, successors and assigns and which (i) are related to any breach by MUTUAL of its representations, warranties, or covenants in this Agreement; (ii) arise out of MUTUAL’s use or ownership of the Purchased Assets prior to the Closing Date; (iii) relate to liability for Taxes of MUTUAL or any of its Affiliates for any period (or portion thereof), regardless of whether it ends on the Closing Date, and all Taxes owed on account of the Purchased Assets or the ongoing commercialization of the Product; and (iv) arise out of any third party claims against the Product or the Purchased Assets or against TRIBUTE or its Affiliates in respect of any matter thereof arising out of or related to events occurring before the Closing Date including, but not limited to, any product liability claims arising from the manufacturing of the Products that comprise the Inventory.

(c) Notice.  If any action, suit or proceeding shall be commenced, or any claim or demand shall be asserted, in respect of which one party (the “Indemnitee”) proposes to demand indemnification under Sections 13(a) or 13(b) hereof, the party from which indemnification is sought (the “Indemnitor”) shall be notified to that effect with reasonable promptness and shall have the right to assume the entire control of (including the selection of counsel), subject to the right of the Indemnitee to participate (with counsel of its choice) in the defense, compromise or settlement thereof, but the fees and expenses of counsel shall be at the expense of the Indemnitee unless (i) the engagement of counsel by the Indemnitee has been specifically authorized by the Indemnitor, or (ii) the named parties to any such action (including any impleaded parties) include both the Indemnitee and the Indemnitor and the Indemnitee shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnitor.  The Indemnitee shall cooperate fully in all respects with the Indemnitor in any such defense, compromise or settlement, including by making available all pertinent information under its control to the Indemnitor.  The Indemnitor will not compromise or settle any such action, suit, proceeding, claim or demand without the prior written consent of the Indemnitee, such consent not to be unreasonably withheld; provided, that in the event the approval described above is withheld, then the liabilities of the Indemnitor shall be limited to the total sum representing the amount of the proposed compromise or settlement and the amount of counsel fees accumulated at the time such approval is withheld.

(d) Basket and Cap.  The Indemnitor shall not be obligated to indemnify the Indemnitee pursuant to Section 13 of this Agreement unless claims for indemnification against the Indemnitor exceed in the aggregate [**]35 (the “Basket”), at which point the Indemnitee shall be entitled to indemnification for all Losses thereunder in excess of the Basket; provided, however, that in no event shall the Indemnitor be liable pursuant to Section 13 of this Agreement for Losses in excess of [**]36 (“Cap”) (except on account of a breach of Section 7(a), 7(b), 7(g),  7(h), 8(a), 8(b), 8(c) or 8(e) as to which the Cap shall not apply).

35 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.
36 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

(e) No Consequential Damages.  IN NO EVENT SHALL ANY PARTY OR THEIR AFFILIATES BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY AND IRRESPECTIVE OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE; PROVIDED THAT THIS LIMITATION SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES PURSUANT TO ARTICLE 13 FOR SUCH DAMAGES CLAIMED BY A THIRD PARTY.

(f) Exclusive Remedy.  From and after the Closing, the remedies set forth in this Article 13, shall be the sole and exclusive remedies of the Parties hereto with respect to this Agreement and are in lieu of any other remedies that may be available to an Indemnitee with respect to this Agreement under any other agreement or pursuant to any statutory or common law, provided that nothing herein shall prevent the Parties from seeking equitable remedies.

14. Guarantee of SUN. SUN hereby absolutely, irrevocably and unconditionally guarantees the due and punctual payment and performance when due of all obligations of MUTUAL under this Agreement (collectively referred to as the “Guaranteed Obligations”).  SUN guarantees that the Guaranteed Obligations will be paid in accordance with the terms of the documents evidencing the same, subject to any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of MUTUAL with respect thereto.

15. Miscellaneous.

(a) Expenses. Each of the parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(b) Amendments and Waivers.  Any term of this Agreement may be amended or waived in a written instrument executed by MUTUAL and TRIBUTE or their respective successors and assigns.  Any amendment or waiver effected in accordance with this Section 15(a) shall be binding upon the Parties and their respective successors and assigns.

(c) Assignment; Successors and Assigns.  Except as expressly provided herein, neither Party may assign or otherwise transfer, in whole or in part, this Agreement or any of its rights or obligations hereunder, whether voluntarily, by operation of law or otherwise, without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed and provided that, the assignor shall not be released from any of its obligations hereunder by virtue of such assignment; provided, that either Party may assign this Agreement without the prior consent of the other Party in the event of a transfer to an Affiliate (via assignment or by operation of law due to an internal restructuring), a Change of Control or upon enforcement by one or more creditors of a Party of its/their security interests in the Product.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

(d) Third Party Beneficiary.  No Person other than MUTUAL and TRIBUTE has, is intended to have, or shall have any rights, remedies, obligations or benefits under any provision of this Agreement  other than   any permitted successors and assigns of the Parties under Section 15(c) (who are intended third party beneficiaries of this Agreement).

(e) Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the conflicts of laws provisions thereof.  Each Party hereby irrevocably consents to the exclusive jurisdiction of the United States District Court for the Southern District of New York.  Each Party irrevocably agrees that all actions or proceedings relating to this Agreement or any agreement entered into in connection herewith shall be litigated in such courts.  Each Party waives any objection which it may have based on lack of personal jurisdiction, improper venue or forum non conveniens to the conduct of any proceeding in any such court and waives personal service of any and all process upon them.

(f) Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.  Facsimile and electronic transmission signatures shall be treated as original signatures.

(g) Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(h) Notices.  All notices, requests, demands and other communications required or permitted to be made hereunder shall be in writing and shall be deemed duly given if hand delivered against a signed receipt therefor, sent by registered mail, return receipt requested, first class postage prepaid, or sent by internationally recognized overnight delivery service, or sent by confirmed facsimile transmission with a hard copy deposited in first class mail the same day or the following day, in each case addressed to the Party entitled to receive the same at the address specified below:

If to TRIBUTE, then to:

Tribute Pharmaceuticals International Inc.
Suite 203, Building 8, Harbour Road
St. Michael, Barbados

Attn: [**]37
Facsimile: [**]38
Email: [**]39

With a copy to:

DLA Piper (Canada) LLP
Suite 6000, 1 First Canadian Place
PO Box 367, 100 King St West
Toronto, Ontario M5X 1E2
Attn: [**]40
Facsimile: [**]41
Email: [**]42

37 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.
38 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.
39 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.
40 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.
41 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.
42 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

If to MUTUAL, then to:

Sun Pharmaceutical Industries, Inc.
1 Commerce Drive
Cranbury, NJ 08512
Attn:  [**]43
Email:  [**]44

With a copy to:

Sun Pharmaceutical Industries, Inc.
31060 Oak Creek Drive
Wixom, MI 48393
Attn:  [**]45
Email:  [**]46

(i) Severability.  If one or more provisions of this Agreement are held to be unenforceable under Applicable Law, the Parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each Party as close as possible to that under the provision rendered unenforceable.  In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded, and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(j) Entire Agreement.  This Agreement, together with the Transaction Documents, is the product of each of the Parties hereto, constitutes the entire agreement between such Parties pertaining to the subject matter hereof, and merges all prior negotiations and drafts of the Parties with regard to the transactions contemplated herein (including any term sheet previously executed by the Parties).  Any and all other written or oral agreements existing between the Parties hereto regarding such transactions are expressly canceled (including any term sheet previously executed by the Parties).

(k) Advice of Legal Counsel.  Each Party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the individual signing on its behalf has read and understood all of the terms and provisions of this Agreement.  This Agreement shall not be construed against any Party by reason of the drafting or preparation thereof.

43 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.
44 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.
45 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.
46 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

(l) Certain Rules of Interpretation in this Agreement and the Exhibits.  Unless otherwise specified, all references to monetary amounts are to United States of America currency (U.S. Dollars); the use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits; the words “include” and “including” have the inclusive meaning frequently identified with the phrases “without limitation” and “but not limited to”; unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day in the jurisdiction of the Party to make such payment or do such act; and whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following such day to make such payment or do such act.

 [signature page follows]

 IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

TRIBUTE PHARMACEUTICALS INTERNATIONAL INC.

By:           /s/ Rob Harris
Name: Rob Harris
Title:President and CEO

MUTUAL PHARMACEUTICAL COMPANY, INC.

By:           /s/ Subramanin Kalyanasundaram
Name: Subramanin Kalyanasundaram
Title: President

SUN PHARMACEUTICAL INDUSTRIES, INC.

By:           /s/ Subramanin Kalyanasundaram
Name: Subramanin Kalyanasundaram
                                                                                                Title: CEO

EXHIBIT A
QUALITY AGREEMENT

[**]47

47 [**] – Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

EXHIBIT B
SUPPLY AGREEMENT

[**]48

48 [**] – Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

EXHIBIT C
TRANSITION SERVICES AGREEMENT

[**]49

49 [**] – Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

EXHIBIT D
BILL OF SALE

[**]50

50 [**] – Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

EXHIBIT E
INTELLECTUAL PROPERTY ASSIGNMENT

[**]51

51 [**] – Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

SCHEDULE 1(aa)

INVENTORY

[**]52

52 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

SCHEDULE 1(eee)

SUN PHARMA RETURNS POLICY

SCHEDULE 1(rr)

PATENTS

Patent No	Patent Expiration	Patent Title/Abstract
7569612	20-Aug-27	Method of Use of Fenofibric acid treatment for primary hypercholesterolemia or mixed hyperlipidemia, comprising
7741373	20-Aug-27	Method of Use of Fenofibric acid treating a patient in need of treatment for Hypertriglyceridemia
7741374	20-Aug-27	Method of Use of Fenofibric acid 1) treatment for an indication involving increased cholesterol and/or lipid levels 2) treatment for mixed Dyslipidemia
7915247	20-Aug-27	Method of Use of Fenofibric acid treatment for primary hypercholesterolemia, Hypertriglyceridemia, mixed Dyslipidemia, or mixed hyperlipidemia

SCHEDULE 1(vv)

PRODUCT

Name	Strength	Form	Packaging	NDA
Fibricor®	35mg	Tablet	HDPE Bottles	022418
Fibricor®	105mg	Tablet	HDPE Bottles	022418
Fenofibric acid (authorized generic of Fibricor®	35mg	Tablet	HDPE Bottles	022418
Fenofibric acid (authorized generic of Fibricor®	105mg	Tablet	HDPE Bottles	022418

SCHEDULE 1(bbb)

REGULATORY FILES

Submission Type	Control No.	Approval Date
NDA 22418	0000 through 0043	August 14, 2009

SCHEDULE 1(lll)

TRADEMARKS

Country	Trademark	Status	Appl. No./ Reg. No.	Filing Date/ Reg. Date	Owner	Goods	Next Deadline
USA	Fibricor	Registered	77574728	September 19, 2008	MUTUAL